Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 4 to the Registration Statement (Form S-3, No. 333-123017) and related Prospectus of Neurobiological Technologies, Inc. for the registration of $25,000,000 of its common stock and to the incorporation by reference therein of our reports dated September 27, 2005, except for the “Restatement” section of Note 1, Note 2 and Note 10, as to which the date is November 2, 2006, with respect to the consolidated financial statements of Neurobiological Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 10, 2007